UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 7, 2007
W HOLDING COMPANY, INC.
(Exact name of registrant as specified in its charter)

Puerto Rico	000-27377	66-0573197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19 West McKinley Street, Mayaguez, Puerto Rico	00680
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (787) 834-8000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Rule 425, Rule 14a-12 and Instruction 2 to Rule 14d-2(b)(2)

Item 7.01 Regulation FD Disclosure.
On August 7, 2007, W Holding Company, Inc.’s (the “Company”) wholly owned subsidiary, Westernbank Puerto Rico, filed with the Federal Deposit Insurance Corporation amended Consolidated Reports of Condition and Income on Form FFIEC 041 for the period ended June 30, 2007 (the “Call Report”). The Call Report consists of a balance sheet, income statement, changes in equity capital and other supporting schedules with respect to Westernbank for the period ended June 30, 2007.
In the Call Report, Westernbank reported a net loss of $35.3 million for the six months ended June 30, 2007. For the three months ended June 30, 2007, the net loss amounted to $63.5 million. The provision for loan losses amounted to $163.4 million for the six months ended June 30, 2007 and $147.4 million for the three months ended June 30, 2007. The provision for loan losses includes an impairment charge of $91.4 million for the Inyx, Inc. loan. Westernbank’s allowance for loan losses was $264.1 million at June 30, 2007.
While the information contained in the Call Report reflects the best information the Bank has as of the time of filing, the Company also notes that it has not completed its previously announced evaluation and review of (i) the Inyx, Inc. credit, (ii) Westernbank’s asset-based lending portfolio, and (iii) the asset-based lending division’s systems of internal controls. The results of those evaluations and reviews may result in further changes.
The Call Report, once posted, may be obtained at the Federal Deposit Insurance Corporation’s website located at http://www2.fdic.gov/Call_TFR_Rpts/.
The information set forth in this Item 7.01 is furnished and not filed.
Item 8.01 Other Events.
On August 9, 2007, the Company filed a Notification of Late Filing on Form 12b-25 with the Securities and Exchange Commission to report that it will not be able to timely file its quarterly report on Form 10-Q for the period ended June 30, 2007 as the Company has not completed its previously announced evaluation and review of (i) the Inyx, Inc. credit, (ii) Westernbank’s asset-based lending portfolio, and (iii) the asset-based lending division’s systems of internal controls. The Company intends to file the Form 10-Q as soon as practicable following the completion of this review.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W HOLDING COMPANY, INC. (Registrant)
/s/ Norberto Rivera
Norberto Rivera, CPA
Chief Accounting Officer

Date: August 9, 2007